EXHIBIT 10.8

DSL.NET, INC.
50 BARNES PARK NORTH, SUITE 104
WALLINGFORD, CT 06492

August 28, 2006

[Insert Name of Executive Officer from Schedule 1 hereto]
c/o DSL.net, Inc.
50 Barnes Park North, Suite 104
Wallingford, CT 06492

Re: Retention Bonus and Severance Agreement

Dear [Insert Name of Executive Officer from Schedule 1 hereto]:

As you know, DSL.net, Inc. (the “Company”) entered into a Purchase Agreement with MegaPath Inc. and a wholly-owned subsidiary of MegaPath Inc. (“MegaPath”) on August 22, 2006 (the “Purchase Agreement”). It is a condition to the closing of the financing transaction contemplated by the Agreement (the “Financing”) that the Company have entered into this agreement with you.

In recognition of your historic valuable contributions to the success of the Company and your continuing value to the Company during the period following the closing of the Financing, to incent you to remain as an employee of the Company, and in consideration for the mutual covenants set out herein, the Company is prepared to offer to you the following:

1.
Provided that you remain employed by the Company up until February 28, 2007 (the “Retention Date”), you will be paid a retention bonus (the “Retention Bonus”) equal to three months of your current base salary. The Company will withhold and remit all applicable deductions from the Retention Bonus, which will be paid to you within five (5) business days of the Retention Date. If your employment with the Company is terminated by you or by the Company for any reason prior to the Retention Date, you will not be paid the Retention Bonus.

2.
If your employment is terminated by the Company for any reason (including death or disability) other than Cause (as defined below), or you terminate your employment with the Company at any time following the occurrence of an event of Good Reason (as defined below), the Company will pay to you within five (5) business days of such termination date if terminated by the Company without Cause or within five (5) business days of the Good Reason Notice Expiration Date (as defined below) if your employment has been terminated by you for Good Reason, as severance, a lump sum payment equal to six months of your current base salary (“Severance Payment”), plus an amount equal to six months of COBRA costs (covering you as an individual). The Company will withhold and remit all applicable deductions from the Severance Payment. If your employment with the Company is terminated by the Company for Cause, or by you without Good Reason, you will not be paid the Severance Payment.

As used herein, “Cause” means: (i) theft, fraud, dishonesty, gross negligence or willful misconduct by you in connection with the performance of your job duties; (ii) conviction of a felony or a crime or civil violation which involves moral turpitude or plea of guilty or nolo contendere in respect of the foregoing; (iii) a repeated or ongoing failure to comply with the reasonable directions and instructions of your supervisor in connection with the performance of the your job duties, following notice from the Company to that effect and reasonable opportunity to cure same; (iv) use or possession of illegal drugs or excessive use of alcohol, while performing Company duties or while on Company premises; or (v) commission of any act, or failure to act, in bad faith, which, in the reasonable determination the Company has a material adverse effect on the business of the Company. As used herein, “Good Reason” shall mean that (i) your primary place of employment is moved, to your further inconvenience, by the Company (not at your request) to a location greater than 25 miles from New Haven, CT or in excess of 70 miles from your current residence address (without a corresponding permission from the Company allowing you to telecommute); (ii) the Company has breached any material term of this Agreement or any other agreement or policy affording rights or benefits to you; (iii) the Company has implemented a material reduction in your job duties; (iv) the Company has implemented a material demotion in your position or title; or (v) the Company has reduced your current base compensation; provided, however, that with respect to each of the conditions described above in items (i), (ii), (iii), (iv) and (v), you may not establish “Good Reason” unless you have provided written notice to the Board of Directors or Chief Executive Officer of the Company of the existence of such condition and the Company fails to cure such condition prior to the sooner to occur of the 10th business day following receipt of such notice or the date when you shall have committed to accepting employment from another employer following your resignation for Good Reason, which you shall provide the Company with notice of (either of such time periods being referred to herein as the “Good Reason Notice Expiration Date”).

You will be required to execute a Severance Agreement in the form attached hereto as Exhibit A as a condition to receiving the Severance Payment.

Except as expressly amended herein, nothing in this agreement alters or amends the terms of your employment with the Company as at the Effective Date (as defined below) of this letter. This agreement becomes effective (the “Effective Date”) on the later of the date that the Company receives from you an executed copy of this agreement and the closing of the Financing.

The benefits set forth herein are being made available to you in recognition of your unique knowledge and skills and in consideration for your continuing loyalty and dedication to the Company during this important period, and are in addition to your current compensation and any other benefits to which you are or may become entitled. This agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Please acknowledge your receipt of this agreement by signing one copy of this letter and returning it to the undersigned.

Yours truly,

DSL.net, Inc.

Per order of the Board of Directors

By:  /s/ David F. Struwas
Name: David F. Struwas
Title: President and Chief Executive Officer

Agreed to this 28th day of August, 2006:

[Insert Name of Executive Officer from Schedule 1 hereto]

Attachment:

Exhibit A - Severance Agreement

Exhibit A

Form of Severance Agreement

(attached hereto)

Exhibit A

SEVERANCE AGREEMENT

This Severance Agreement (this "Agreement") is executed by and between [Insert Name of Executive Officer from Schedule 1 hereto] ("Employee") and DSL.net, Inc., ("DSL.net") (collectively the "parties"). In consideration for the execution of this Agreement and the performance of the terms and conditions herein, the parties agree as follows:

1.  Severance. In consideration for Employee agreeing to the terms and conditions set out in this Agreement, DSL.net shall pay severance to Employee in the amount of [Insert Severance Amount from Schedule 1 hereto], less applicable state and federal withholding taxes, plus an amount equal to six (6) months of COBRA costs (covering Employee as an individual), after Employee executes this Agreement and returns the executed Agreement to DSL.net and after Employee complies with paragraph 4 hereof.

2.  Stock Options. Employee will have whatever rights, if any, that the Employee has under DSL.net’s stock option and employee stock purchase plans and related agreements as of the date of termination of Employee’s employment with DSL.net.

3.  Insurance. Employee will receive all company provided insurance coverage through his last date of employment, after which time Employee may elect COBRA.

4.  Return Of Property. Employee shall immediately return to DSL.net all DSL.net property and all tangible Confidential Information (as defined below) in Employee's possession, custody, or control, including but not limited to keys, key cards, computer equipment, computer disks or files, business information and records, and any other such DSL.net property.

5.  No Further Payments. DSL.net will provide Employee with payment for any and all wages, compensation, vacation and commissions through his last date of employment.

6.  Release. Employee releases and forever discharges DSL.net and its present and former owners, boards, directors, officers, trustees, shareholders, employees, agents, attorneys, representatives, successors and assigns, and present and former parent, subsidiary, affiliated and related entities (collectively referred to as the "Released Parties"), and each of them, of and from any and all claims, demands, actions, causes of action, charges, and complaints, and associated costs, expenses, attorneys' fees, damages, injuries and losses, arising in law, equity or otherwise, of any and every kind, nature and character whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee and/or each of Employee's successors or agents now own or hold, or have at any time heretofore owned or held, or may at any time own or hold, by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, including without limitation from all claims in any way related to Employee's separation of employment from DSL.net. Notwithstanding the foregoing, Employee does not release any claim or action existing on or prior to the date hereof relating to workforce injury arising from facts or circumstances sustained or occurring during the course of his employment with DSL.net.

____________
Employee's Initials

Exhibit A

7.  No Further Claims. Employee shall not file any charges against the Released Parties based on events occurring prior to the date of execution of this Agreement with any state or federal administrative agency, and shall immediately dismiss any such existing claims, if any. Employee shall not institute a lawsuit in any state or federal court based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Employee shall not participate, assist, or cooperate in any third party’s claim, charge, suit, complaint, action or proceeding against the Released Parties, unless and to the extent required or compelled by law. Employee shall not encourage and/or solicit any third party to file any claim, charge, suit, complaint, action or proceeding against the Released Parties.

8.  No Disclosure of Confidential Information. Employee shall not any time use, divulge, disclose or communicate, either directly or indirectly, in any manner whatsoever, any of DSL.net's Confidential Information to any person or business entity, without the prior written authorization of the President of DSL.net. As used herein, "Confidential Information" shall refer to DSL.net's confidential and proprietary business information concerning, without limitation, DSL.net's products, services, customers, employees, pricing, marketing, costs, business affairs, selling techniques, business agreements, customer agreements, operations, accounting procedures, financial statements, inventions, research and development, product designs, software programs, and any other similar information of any kind, nature or description, in whatever form (the "Confidential Information"). The Confidential Information is a valuable trade secret of DSL.net that shall remain the sole and exclusive property of DSL.net.

9.  No Unfair Competition. Employee shall not at any time (a) disclose any Confidential Information to any person or business entity which directly or indirectly competes with DSL.net, and/or (b) use or disclose any Confidential Information to, directly or indirectly or by action in concert with others, solicit, induce or influence, or seek to induce or influence, any customer of DSL.net for the purpose of promoting or selling any products or services competitive with those of DSL.net to such customer or inducing such customer to cease subscribing to services from DSL.net.

10.  No Solicitation. For a period of six (6) months following the date of this Agreement, Employee agrees not to directly or indirectly provide services to, be employed by or serve as a director of any company that is a direct competitor of DSL.net or its affiliates. In addition, for a period of two (2) years following the date of this Agreement, Employee shall not directly or indirectly solicit, induce or influence, or seek to induce or influence, any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by DSL.net to terminate his or her employment or engagement with DSL.net for any reason.

11.  No Disparagement. Employee shall act in good faith towards the Released Parties so as not to harm their businesses in any way, and Employee shall not disparage the Released Parties in any way.

12.  References. In response to any inquiries from prospective employers, DSL.net will only provide information concerning Employee's dates of employment and positions. Employee will refer any such inquiries to DSL.net's Human Resources Department.

____________
Employee's Initials

Exhibit A

13.  No Workplace Injuries.  To Employee’s knowledge, other than as described in writing in a schedule attached hereto, Employee has not sustained any workplace injury of any kind during employment with DSL.net.

14.  Prior Agreements. This Agreement does not alter, modify or impact the confidentiality provisions and the restrictive covenants set forth in the Proprietary Information & Inventions Agreement between the parties signed by Employee, nor does it affect Employee’s obligation to strictly comply with those provisions and covenants.

15.  CONFIDENTIALITY. EMPLOYEE SHALL NOT DISCLOSE, PUBLICIZE OR ALLOW OR CAUSE TO BE PUBLICIZED OR DISCLOSED ANY OF THE TERMS AND CONDITIONS OF THIS AGREEMENT, OR THE EXISTENCE OF THE AGREEMENT ITSELF, UNLESS AND TO THE EXTENT REQUIRED OR COMPELLED BY LAW. THIS PROVISION CONSTITUTES A MATERIAL TERM OF THIS AGREEMENT. THE FOREGOING SHALL BE VOID IF DSL.NET PUBLICLY DISCLOSES THE EXISTENCE OR TERMS OF THIS AGREEMENT.

16.  Arbitration. Any disputes concerning this Agreement shall be settled exclusively by binding arbitration in Connecticut, before an experienced labor and employment law arbitrator mutually agreed upon by the parties. If the parties cannot agree upon an arbitrator, one will be selected in accordance with the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The arbitrator's decision shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties will evenly split the cost of the arbitrator's fee. The arbitrator must award attorney's fees and costs to the prevailing party in the arbitration.

17.  Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by personal delivery, by priority overnight delivery sent via a nationally recognized courier (charges for the account of sender), by facsimile transmission or by registered or certified U.S. mail, return receipt requested, addressed as follows:

____________
Employee's Initials

Exhibit A

if to DSL.net, to:

DSL.net, Inc.
50 Barnes Park North, Suite 104
Wallingford, CT 06492
Attn: Chief Executive Officer
Facsimile:      203-684-6102
Telephone:     203-684-6100

and,

if to Employee, to Employee’s latest residence address most recently on file with DSL.net or to such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective three (3) business days after the same shall have been deposited, postage prepaid, in the U.S. mail, upon personal delivery, if the same shall have been delivered by hand, one (1) business day after deposit with such overnight courier, if sent via priority overnight delivery, or upon receipt of electronic facsimile confirmation, as the case may be. As used herein, a “business day” shall mean any weekday other than a Federal U.S. holiday or day on which banks in the State of Connecticut are authorized to close. The parties shall use commercially reasonable best efforts to apprise each other of any address changes during the operative term of this Agreement.

18.  Miscellaneous. DSL.net agrees that, if Employee’s employment is terminated for any reason, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by DSL.net hereunder. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by Employee. Each of Employee and DSL.net has full authority to enter into this Agreement and to be bound by it. Employee is voluntarily entering into this Agreement free of any duress or coercion. Employee has had the opportunity to consult legal counsel of Employee's own choosing with respect to the execution and legal effect of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement contains all terms and conditions pertaining to the compromise and settlement of the claims released herein, and no promise or representation not contained in this Agreement has been made to Employee by the Released Parties. This Agreement supersedes all previous written or oral agreements between Employee and the Released Parties. This Agreement cannot be modified in any respect except in a written instrument signed by both Employee and DSL.net. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any party based on the attribution of drafting to any party. This Agreement may be executed by the parties in any number of counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document. This Agreement shall be construed and governed by the laws of the State of Connecticut, without regard to its conflicts of laws principles.

19.  Consideration Period and Advice of Counsel. Employee is being informed that Employee has or may have specific rights and/or claims under the Age

____________
Employee's Initials

Exhibit A

Discrimination in Employment Act, as amended, including by the Older Workers Benefit Protection Act (the "ADEA"). In connection with the ADEA, Employee acknowledges that he has been afforded twenty-one (21) days to consider this Agreement, its benefits and its consequences. He understands that he has the option of signing this Agreement at any time before the end of the twenty-one (21) day period, but that any election to do so is completely within his discretion. Employee further acknowledges that he has been advised that he may seek the advice of an attorney before signing this Agreement, and that he has had a full and adequate opportunity to do so.

20.  Revocation Period. It is understood and agreed by Employee that he will have seven (7) days after signing this Agreement to revoke it. The Agreement will not become effective and enforceable until this revocation period has expired. No payment to Employee under Section 2 above will be due until four (4) business days after the Agreement becomes effective and enforceable.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

DATED:_____________________             ______________________________________
    [Insert Name of Executive Officer from Schedule 1 hereto]

DATED:_____________________             ______________________________________
     For DSL.net, Inc.

____________
Employee's Initials

Schedule 1 to Exhibit 10.8 to 8-K

Executive Officers Subject to Retention Agreements & Severance Amounts

Name:	Title:	Severance Amount:
Marc Esterman	S.V.P. - Corporate Affairs, General Counsel & Secretary	$87,500
Walter Keisch	Chief Financial Officer & Treasurer	$100,000